Exhibit 10.2

REINSURANCE GROUP OF AMERICA, INCORPORATED

FLEXIBLE STOCK PLAN

PERFORMANCE CONTINGENT SHARE AGREEMENT

Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), and              (“Employee”), hereby agree as follows:

SECTION 1

GRANT OF RESTRICTED SHARE UNITS

Pursuant to the Reinsurance Group of America, Incorporated Flexible Stock Plan, as amended (the “Plan”), and pursuant to action of the Committee charged with the Plan’s administration, the Company has granted to the Employee, effective February 28, 2012 (the “Date of Grant”), subject to the terms, conditions and limitations stated in this Agreement and the Plan, an award of performance contingent shares with respect to              shares of Common Stock (“Shares”). The performance contingent shares awarded to the Employee in this Agreement are referred to herein as “Restricted Share Units.” The number of Restricted Share Units granted under this Section 1 are referred to in this Agreement as the “Target Grant.”

SECTION 2

TERMS OF GRANT

(a) Performance Period. The performance period for this award is the three (3) year period beginning January 1 of the year of grant, and ending December 31 of the second year following the year of grant (i.e., year 3) (the “Performance Period”).

(b) Payment.

(1) Restricted Share Units Payable In Common Stock. Subject to early termination of this Agreement pursuant to Sections 4(b) or 5 below, as soon as practicable following the end of the Performance Period, the Company shall determine the Cumulative Revenue Growth Rate (as defined in Section 3(c)), Return on Average Equity (as defined in Section 3(d)), and Relative Return on Average Equity (as defined in Section 3(e)) over such Performance Period. On or after January 1 but no later than December 31 following the last day of the Performance Period, the Company will deliver to Employee one (1) Share of the Company’s Common Stock for each Restricted Share Unit earned under this Agreement; provided, however, that any fractional Restricted Share Unit shall be paid in cash equal to such fraction of the Fair Market Value of a Share of Common Stock on the date of payment.

(2) Dividend Equivalents. Restricted Share Units shall not include dividend equivalent payments or dividend credit rights.

SECTION 3

PERFORMANCE CRITERIA AND ADJUSTMENTS

(a) Performance Criteria. The measures and weights for the 2012 grant of Restricted Share Units are outlined below.

		Revenue Measures $ in Millions		Return on Average Equity (ROAE) (2) Absolute Performance (Actual Results)	Return on Average Equity (ROAE) (2) Relative Performance (Percentile Attained)
Approved 2012-2014 Plan		Weight = 33%		Weight = 33.5%	Weight = 33.5%
Performance Levels	Percent of PCRS Released (1)	Growth Rate	Cumulative Revenue Over 3-Year Period	Operating Earnings Over Adjusted Equity Over 3-year Period	Operating Earnings Over Adjusted Equity Over 3-year Period (13 Pt. Avg (base qtr +12 qtrs))
Threshold	50%	6%	$29,796.2	10%	25th Percentile
Target	100%	8%	$30,957.2	12%	50th Percentile
Maximum	200%	10%	$32,148.2	14%	75th Percentile
Base Year			2011 Revenues: $8,829.5	2011 Adjusted Equity: $4,514.1 2011 Operating Earnings: $ 539.2

(1)	Interim points will be interpolated.
(2)	Metric assumes the active funding exception will be extended by Congress. Adjustments should be considered to metric and result if legislation is not extended or if it's significantly changed.

(b) Adjustment of Target Grant. The Target Grant will be adjusted at the end of each Performance Period as follows:

(1) Thirty-three percent (.330) of the number of Restricted Share Units in the Target Grant will increase or decrease based upon the Company’s Cumulative Revenue Growth Rate over the Performance Period (the “Revenue RSU”);

(2) Thirty-three and one-half percent (.335) of the number of Restricted Share Units in the Target Grant will increase or decrease based upon the Company’s Return on Average Equity over the Performance Period (the “ROAE RSU”); and

(3) Thirty-three and one-half percent (.335) of the number of Restricted Share Units in the Target Grant will increase or decrease based upon the Company’s Relative Return on Average Equity over the Performance Period (the “Relative ROAE RSU”);

In no event will Employee be entitled to receive a total number of Restricted Share Units greater than 200% of the Target Grant, even if the Company’s Cumulative Revenue Growth Rate, ROAE, and/or Relative ROAE during the Performance Period exceeds the maximum percentages established for any such measure.

(c) Cumulative Revenue Growth Rate. “Cumulative Revenue Growth Rate” for the Performance Period is the compounded average growth rate of the Company’s consolidated revenue over the three-year Performance Period using the Company’s annual consolidated revenue for the fiscal year immediately preceding the Date of Grant as the base year. The Cumulative Revenue Growth Rate will be determined by the Company using generally accepted accounting principles, consistently applied.

(d) Return on Average Equity. “Return on Average Equity” (“ROAE”) for the three-year Performance Period is the Company’s mean average operating earnings (i.e., net income from continuing operations less realized capital gains and losses and certain other non-operating items), expressed in dollars, during the three-year Performance Period divided by the Company’s average adjusted equity, expressed in dollars, for the Performance Period. The ROAE will be determined by the Company using generally accepted accounting principles, consistently applied.

(e) Relative Return on Average Equity. “Relative Return on Average Equity” (“Relative ROAE”) for the three-year Performance Period is the percentile ranking of the Company’s ROAE relative to the ROAE of competitor companies in the Performance Peer Group (as provided separately to the Employee) over the same three-year period. The Performance Peer Group is established at the beginning of the performance period and is comprised of competitor companies as determined by the Compensation Committee of the Company’s Board of Directors. The Relative ROAE will be determined by the Company using the Company’s ROAE as defined in Section 3(d) and its percentile rank within the Performance Peer Group.

SECTION 4

CONDITIONS AND LIMITATIONS ON RIGHT TO RECEIVE RSU

OR COMMON SHARES

(a) Demotion or Transfer. In the event that Employee is demoted or transferred to a position with the Company or any of its Affiliates in which Employee is not eligible to participate in the Plan, as determined by the Committee in its sole discretion, this Agreement will terminate and be of no further force or effect and the Restricted Share Units awarded to Employee hereunder shall be forfeited.

(b) Termination of Employment.

(1) Death, Disability or Retirement. If Employee ceases to be employed by the Company or any of its Affiliates prior to the expiration of the Performance Period due to death, disability or retirement, Employee (or, in the event of Employee’s death, the legal representative of the Employee’s estate or revocable living trust) shall receive a pro rata proportion of the Shares that would have been issued to Employee under this Agreement, determined by multiplying such Shares by a fraction, the numerator of which is the number of calendar months in the Performance Period during which Employee’s employment continued, and the denominator of which is the number of months in the Performance Period. Such pro rata proportion shall be paid to the Employee (or, in the event of Employee’s death, the legal representative of the Employee’s estate or revocable living trust) at the same time and in the same manner as specified in Section 2(b) above. Employment for any portion of a calendar month shall be deemed employment for that calendar month. For purposes of this Agreement, (i) “disability” shall mean disability as defined in any long-term disability plan maintained by the Company or an Affiliate which covers Employee or, in the absence of any such plan, the physical or mental condition of Employee arising during the Performance Period, which in the opinion of a qualified physician chosen by the Company prevents Employee from continuing employment with the Company and its Affiliates, and (ii) “retirement” shall mean termination of employment with the Company and its Affiliates after Employee has attained a combination of age and years of service that equals at least sixty-five (65); provided that, the maximum number of years of service credited for purposes of this calculation shall be ten (10).

(2) Other Termination. In the event that Employee’s employment with the Company and its Affiliates is terminated, whether voluntarily or involuntarily, for any reason other than death, disability or retirement, this Agreement will terminate and be of no further force or effect and the Restricted Share Units awarded to Employee hereunder shall be forfeited, unless otherwise determined by the Committee in its sole discretion.

SECTION 5

CHANGE OF CONTROL

Change of Control. Notwithstanding anything herein to the contrary, in the event a Change of Control occurs during the Performance Period prior to Employee’s death, disability, retirement or other termination of employment, (a) the Cumulative Revenue Growth Rate, Return on Average Equity and Relative Return on Average Equity for the Performance Period shall be deemed to be the respective Target amounts set forth in Section 3(a). Section 4(b)(2) shall not apply in the case of involuntary termination of Employee’s employment by the Company or an Affiliate following a Change of Control other than for cause. The number of Shares determined in accordance with Sections 1 and 3(a) (and, in the event of Employee’s death, disability or retirement prior to the end of the Performance Period, Section 4(b)) shall be delivered to Employee (or, in the event of Employee’s death, Employee’s estate) at the same time and in the same manner as specified in Section 2(b) above. For purposes of this Section, “cause” shall mean (a) any conduct, act or omission that is contrary to Employee’s duties as an officer or employee of the Company or any of its Affiliates, or that is inimical or in any way contrary to the best interests of the Company or any of its Affiliates, or (b) employment of Employee by or association of Employee with an organization that competes with the Company or any of its Affiliates.

SECTION 6

MISCELLANEOUS

(a) Rights in Shares Prior to Issuance. Prior to issuance of certificates for Shares, neither the Employee nor his or her legatees, personal representatives, or distributes (i) shall be deemed to be a holder of any Shares represented by the Restricted Share Units awarded hereunder or (ii) have any voting rights with respect to any such Shares.

(b) Non-assignability. The Restricted Share Units shall not be transferable by the Employee otherwise than by will or by the laws of descent and distribution; provided that, the Employee may transfer the Restricted Share Units during his or her lifetime to a revocable living trust of which the Employee is grantor, or to another form of trust indenture of which Employee is a grantor or a beneficiary.

(c) Securities Law Requirements. The Company shall not be required to issue Shares pursuant to this Agreement unless and until (i) such Shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then registered and (ii) a registration statement under the Securities Act of 1933 with respect to such Shares is then effective.

(d) Designation of Beneficiaries. The Employee may file with the Company a written designation of a beneficiary or beneficiaries to receive, in the event of the Employee’s death, the Shares determined in accordance with Section 4(b) and subject to all of the provisions of this Agreement. An Employee may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to receive Shares, the Committee may recognize only receipt of such Shares by the personal representative of the estate of the Employee, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

(e) Changes in Capital Structure. If there is any change in the Common Stock by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, the number of Restricted Share Units and the number, kind and class of shares available for Restricted Share Units and the exercise price thereof, as applicable, shall be appropriately adjusted by the Committee. The issuance of Shares for consideration and the issuance of Share rights shall not be considered a change in the Company’s capital structure. No adjustment provided for in this Section shall require the issuance of any fractional shares.

(f) Right to Continued Employment. Nothing in this Agreement shall confer on the Employee any right to continued employment or interfere with the right of an employer to terminate the Employee’s employment at any time.

(g) Tax Withholding. Employee must pay, or make arrangements acceptable to the Company for the payment of any and all federal, state, and local tax withholding that in the opinion of the Company is required by law. Unless Employee satisfies any such tax withholding obligation by paying the amount in cash or by check, the Company will withhold Shares having a Fair Market Value on the date of withholding equal to the tax withholding obligation.

(h) Copy of Plan. By signing this Agreement, Employee acknowledges receipt of a copy of the Plan.

(i) Choice of Law. This Agreement will be governed by the laws of the State of Missouri, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to another jurisdiction.

(j) Execution. An authorized representative of the Company has signed this Agreement, and Employee has signed this Agreement to evidence Employee’s acceptance of the award on the terms specified in this Agreement, all as of the Date of Grant.

SECTION 7

TERMS OF THE PLAN

This award is granted under and is expressly subject to all the terms and provisions of the Plan, which terms are incorporated herein by reference. Capitalized terms used in this Agreement shall have the same meanings ascribed to them in the Plan. The Plan authorizes several forms of equity awards, and the Restricted Share Units granted in accordance with this Agreement shall be deemed Performance Shares as defined and described in the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this              day of             , 2012.

Reinsurance Group of America, Incorporated

By:
A. Greig Woodring President and Chief Executive Officer

Employee

Name: